                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        Rule 13e-3 Transaction Statement
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                (AMENDMENT NO. 1)

                              Thermwood Corporation
                              (NAME OF THE ISSUER)

                              Thermwood Corporation
                      (NAME OF PERSON(S) FILING STATEMENT)

                         Common Stock, without par value
                         (TITLE OF CLASS OF SECURITIES)

                                    883672107
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                               Barry Feiner, Esq.
                                190 Willis Avenue
                             Mineola, New York 11501
                         Telephone Number: 516 873-8426
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                 RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF
                           PERSON(S) FILING STATEMENT)

         This statement is filed in connection with (check the appropriate box):

a. [ ] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b. [X] The filing of a registration statement under the Securities Act of 1933.

c. [ ] A tender offer.

d. [ ] None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]

Calculation of Filing Fee

                  Transaction               Amount of filing fee
                  valuation
                  -----------               --------------------
                  $4,546,875(1)                    $909.38

1. Calculated by multiplying the 750,000 Shares by the average of the high and low prices reported on the American Stock Exchange on December 28, 1998.

[X ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    $2,265.07
Form or Registration No.:  Form S-4
Filing Party:              Thermwood Corporation
Date Filed:                January 4, 1999


         Pursuant to General Instruction F to Schedule 13e-3, Thermwood Corporation (the "Issuer") hereby incorporates by reference its Registration Statement on Form S-4, being filed with the Commission simultaneously herewith. The Preliminary Prospectus, contained in the Issuer's registration statement on Form S-4 is attached as Exhibit (d)(1).

RULE 13e-3 IS NO LONGER APPLICABLE TO THE TRANSACTION DESCRIBED IN THE ISSUER'S REGISTRATION STATEMENT ON FORM S-4, AS AMENDED, BECAUSE THE TRANSACTION HAS BEEN CHANGED IN SUCH A MANNER THAT IT IS NOT A "RULE 13e-3 TRANSACTION" AS THAT TERM IS DEFINED IN RULE 13e-3(a)(3). ACCORDINGLY, THIS WILL BE THE ISSUER'S LAST FILING OF A SCHEDULE 13e-3 WITH REGARD TO THE TRANSACTION.




                              CROSS REFERENCE SHEET



          Item No.                                              Location in  PP
          --------                                              ---------------

1.        Issuer and Class of Security Subject                   Not Applicable.
                   to the Transaction

2.        Identity and Background                                Not Applicable.

3.        Past Contacts, Transactions or                         Not Applicable.
                   Negotiations
                                                                 Not Applicable.
4.        Terms of the Transaction
                                                                 Not Applicable.
5.        Plans or Proposals of the Issuer or
                   Affiliate


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

6.        Source and Amounts of Funds or                         Not Applicable.
                   Other Consideration

7.        Purpose(s), Alternatives, Reasons                      Not Applicable.
                   and Effects

8.        Fairness of the Transaction                            Not Applicable.

9.        Reports, Opinions, Appraisals and                      Not Applicable.
                   Certain Negotiations

10.       Interest in Securities of the Issuer                   Not Applicable.

11.       Contracts, Arrangements or                             Not Applicable.
                   Understandings  with Respect to the
                   Issuer's Securities

12.       Present Intention and Recommenda-                      Not Applicable.
                   tion of Certain Persons with
                   Regard to the Transaction

13.       Other Provisions of the Transaction                    Not Applicable.

14.       Financial Information                                  Not Applicable.

15.       Persons and Assets Employed,                           Not Applicable.
                   Retained or Utilized

16.       Additional Information                                 Not Applicable.

17. Material to be Filed as Exhibits Not applicable.



ITEM 1.  ISSUER AND CLASS OF SECURITY SUBJECT TO THE TRANSACTION.

(a)-(f)                    NOT APPLICABLE.


ITEM 2.  IDENTITY AND BACKGROUND.

                           NOT APPLICABLE.

ITEM 3.  PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS.

(a)-(b)                    NOT APPLICABLE.


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
ITEM 4.  TERMS OF THE TRANSACTION.

(a)-(b)                    NOT APPLICABLE.

ITEM 5.  PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

                           NOT APPLICABLE.

ITEM 6.  SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

(a)-(d)                    NOT APPLICABLE.

ITEM 7.  PURPOSE(S), ALTERNATIVES, REASONS AND EFFECTS.

(a)-(d)                    NOT APPLICABLE.

ITEM 8.  FAIRNESS OF THE TRANSACTION.

(a)-(f)                    NOT APPLICABLE.

ITEM 9.  REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.

(a)-(c)                    NOT APPLICABLE.

ITEM 10.  INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b)                    NOT APPLICABLE.


ITEM 11. CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO THE ISSUER'S SECURITIES.

                           NOT APPLICABLE.

ITEM 12. PRESENT INTENTION AND RECOMMENDATION OF CERTAIN PERSONS WITH REGARD TO THE TRANSACTION.

(a)-(b)                    NOT APPLICABLE.


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
ITEM 13.  OTHER PROVISIONS OF THE TRANSACTION.

(a)-(c)                    NOT APPLICABLE.


ITEM 14.  FINANCIAL STATEMENTS.

(a)-(b)                    NOT APPLICABLE.



ITEM 15.  PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED.

(a)-(b)                    NOT APPLICABLE.

ITEM 16.  ADDITIONAL INFORMATION.

                           NOT APPLICABLE.

ITEM 17.  MATERIAL TO BE FILED AS EXHIBITS.

                           NOT APPLICABLE.


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
                                    SIGNATURE

                After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 25, 1999
                                          -------------------------------------
                                                     (Date)

                                          Thermwood Corporation

                                          By:  /s/ Kenneth J. Susnjara
                                          -------------------------------------
                                               Kenneth J. Susnjara, President


                                               /s/ Kenneth J. Susnjara
                                          -------------------------------------
                                               Kenneth J. Susnjara


                                               /s/ Linda S. Susnjara
                                          -------------------------------------
                                               Linda S. Susnjara


                                               /s/ Edgar Mulzer
                                          -------------------------------------
                                               Edgar Mulzer


                                               /s/ Lee Ray Olinger
                                          -------------------------------------
                                               Lee Ray Olinger


                                               /s/ Peter Lalos
                                          -------------------------------------
                                               Peter Lalos


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